SLIGHTING LAW 9505 Hillwood Dr., Ste 100 Las Vegas, Nevada 89134 Telephone: (702) 232-2543	Bradley S. Slighting Attorney Mobile: (702) 232-2543 brad@slightinglaw.com

February 7, 2025

Block40x, Inc.

Attn: Board of Directors 30 N. Gould St., Suite R Sheridan, WY 82001

Re: Block40X, Inc. Offering Statement on Form 1-A

To the Block40X, Inc. Board of Directors:

We are acting as special counsel to Block40X, Inc. (the “Company”), a corporation formed under the laws of the State of Wyoming, with respect to the filing of the Offering Statement on Form 1-A under Regulation A of the Securities Act of 1933 (“Securities Act”), as amended, with the Securities and Exchange Commission (“SEC”). The Offering Statement covers the contemplated sale of up to 230,000,000 shares of the Company’s Common Stock (the “Company Shares”) by the Company.

In connection with the opinion contained herein, we have examined the Offering Circular, the Company’s Articles of Incorporation and Bylaws, the minutes of meetings and actions by written consent of the Company’s board of directors, the stock records of the Company that it has provided to us, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Wyoming, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Company Shares are duly authorized and will be, if sold for cash as set forth in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof. The foregoing opinion is limited to the laws of the State of Wyoming. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We assume no obligation to supplement this

Block40X Opinion Letter February 7, 2025

opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We further consent to the use of this opinion as an exhibit to the Offering Statement and the use of our name in the Offering Circular as providing this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

      /s/ Bradley S. Slighting, Esq.

SLIGHTING LAW

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